Exhibit 10W

DEMAND LOAN AGREEMENT

          This Demand Loan Agreement dated as of December 18, 2000 is entered into by and between Citizens Bank of Massachusetts, a Massachusetts banking corporation, having a place of business at 28 State Street, Boston, MA 02108 (“Lender”) and Aseco Corporation, a Minnesota corporation, having a chief executive office at 2340 West County Road C, St. Paul, Minnesota  55113 (“Borrower”).

W I T N E S S E T H:

          WHEREAS, Borrower has requested that Lender make available to Borrower a line of credit facility in the amount of up to $1,000,000.00 to finance Borrower’s working capital needs;

          WHEREAS, Lender is willing to do so, but only on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and Lender agree as follows.

          1.       CERTAIN DEFINITIONS.  As used herein the terms set forth on Schedule I hereto shall have the meanings set forth thereon.

          2.       LOANS.

          (a)      During the period from the date hereof through September 30, 2001 (the “Commitment Period”), Lender shall, from time to time, at Borrower's request, make loan advances to Borrower (“Loans”), subject to the terms and conditions contained in this Agreement.  Loans advanced hereunder may be repaid and reborrowed and shall be due and payable as set forth in the Line of Credit Note.  Except in Lender's sole discretion, the sum of the aggregate principal amount of Loans advanced hereunder and the LC Amount shall not exceed $1,000,000.00.

          (b)      The Loans shall be evidenced by the Line of Credit Note in the form of Exhibit A hereto.  The Loans shall bear interest and be payable as set forth in the Line of Credit Note.  Without limitation, in the event the sum of the outstanding principal balance of Loans and the LC  Amount, at any time exceeds $1,000,000.00, Borrower shall immediately repay to the Lender such excess.

          (c)      Proceeds of Loans advanced hereunder shall be used by Borrower to finance working capital needs.

          3.       LETTERS OF CREDIT; LC GUARANTIES.

          (a)      Upon Borrower’s submission of completed application(s) on customary form(s) provided by Lender or its affiliates, Lender agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue its, or cause to be issued its affiliates’, Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Lender or its affiliates shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to Letters of Credit provided that the sum of the aggregate principal amount of Loans advanced hereunder and the LC Amount shall not exceed $1,000,000.00.  No Letter of Credit or LC Guaranty may have an expiration date that is after September 30, 2001.  Any amounts paid by Lender under any LC Guaranty or in connection with any Letter of Credit shall be treated as Loans, shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Loans.

(b)	Borrower shall pay to Lender:
(i)	for standby Letters of Credit and LC Guaranties of standby Letters of Credit, a fee at the rate quoted by the Lender to the Borrower at the time the Borrower requests the issuance thereof, which fee shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first business day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason, plus all normal and customary fees and charges of the Bank associated with the issuance and administration thereof, which charges shall be due and payable when advised to Borrower; and

(ii)	for documentary Letters of Credit and LC Guaranties of documentary Letters of Credit, a fee at the rate quoted by the Lender to the Borrower at the time the Borrower requests the issuance thereof (which fees shall be fully earned upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty, shall be due and payable on the first business day of each month, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason) plus the normal and customary fees and charges of the Bank associated with the issuance and administration of each such Letter of Credit or LC Guaranty which charges shall be due and payable when advised to Borrower.

          4.       REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants (and at the time of each Loan hereunder shall be deemed to represent and warrant) to Lender that:

          (a)      Corporate Existence.  It is a corporation duly organized and validly existing in good standing under the laws of Minnesota and is duly qualified to do business and is in good standing in every other state in which such qualification may be necessary by reason of nature or location of Borrower's assets or operations where the failure so to qualify would have a material adverse effect on Borrower's business, property or condition (financial or otherwise).

          (b)      Name.  Its exact legal name is as set forth at the end of this Agreement and Borrower is not known by or using any fictitious or other name or trade name or style.

          (c)      Power and Authority.  The execution, delivery and performance hereof are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental authority, and do not contravene or constitute a default under any provision of applicable law or regulation or the charter, by-laws or other constituent documents of Borrower or of any judgment, order, decree, injunction or material agreement or other instrument by which it or any of its properties may be bound, or result in creation or imposition of any Lien on any of its assets except in favor of Lender.

          (d)      Due Execution.  This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of Borrower, enforceable against it in accordance with its terms.

          (e)      Financial Statements.   The financial statements for Borrower which have been furnished to Lender have been prepared in accordance with GAAP and are true and correct and fairly present Borrower's financial position as at the close of business on the date(s) thereof and the results of Borrower's operations during the period(s) covered thereby.  Since the date of the most recent of such statements there has occurred no material adverse change in Borrower's financial condition, operations, business and prospects, taken as whole, or the value of any Collateral.

          (f)       Title to Property.  It owns all of the assets reflected in the most recent balance sheet (referred to above) except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and the Collateral is subject to no Liens except Liens in favor of Lender.

          (g)      Corporate Books and Records.  All its charter documents have been duly filed and are in proper order.  All its books and records, including without limitation, minute books, by-laws and books of account, are accurate and up-to-date.

          (h)      Compliance with Charter and Agreements.  It (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business, operations and prospects, taken as a whole, or the value of any Collateral, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements of a material nature by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially and adversely affect its financial condition, business, operations and prospects, taken as a whole or the value of any Collateral.

          (i)       Litigation.  There is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business, operations and prospects, taken as a whole, or the value of any Collateral.

          (j)       ERISA.  To the extent applicable, it is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan.

          (k)      Chief Executive Office.  Its chief executive office and the office where it keeps its records concerning its assets including the Collateral is that shown at the end of this Agreement.

          (l)       Compliance with Laws.  Borrower is in compliance in all material respects with all laws, rules and regulations, orders of court or other governmental bodies, applicable to it including, without limitation, all environmental, health and safety statutes and regulations.  Borrower is not subject to any judicial or administrative proceedings alleging the violation of any applicable law or regulation.

          (m)     Accuracy of Information.  All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement is true and correct in all material respects on the date of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.

          5.       BORROWER'S REPORTS AND NOTICES.  Borrower will deliver to Lender:

          (a)      Information.  Promptly, such information concerning Borrower, the Collateral, the operation of Borrower's business or its financial condition and copies of such governmental filings and other documentation as Lender may from time to time request; and

          (b)      Notices.  Immediately, notice of (i) any Event of Default or any event which, with notice or lapse of time or both, might become an Event of Default; or (ii) the imposition or creation of any Lien against any of the Collateral.

          6.       COVENANTS.  Borrower agrees that it will:

          (a)      Corporate Existence; Compliance with Laws.  Maintain its corporate existence in good standing, and its qualification to do business in good standing in every state in which such qualification may be necessary by reason of the nature or location of its assets or operations, and comply with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation, ERISA and those relating to environmental protection and health and safety) other than contractual requirements or laws, rules or regulations the failure to comply with which cannot reasonably be expected to materially adversely affect the financial condition, business, operations and prospects of Borrower taken as a whole;

          (b)      Taxes.  Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, or upon this Agreement or any notes evidencing Obligations, including without limitation taxes, assessments, charges or levies relating to real and personal property, the Collateral, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a Lien upon the Collateral, except any of the foregoing which is being contested in good faith and by appropriate proceedings, for which Borrower has established and is maintaining adequate reserves, and as to which no Lien having priority over Lender's Liens arises.

          7.       [Intentionally omitted.]

          8.       COLLATERAL COVENANTS AND ASSURANCES.

          (a)      Disposition of Collateral.  Borrower will not at any time sell, assign, exchange or otherwise dispose of any of the Collateral; or create, permit to be created or suffer to exist any Lien upon any of the Collateral except Liens in favor of Lender.

          (b)      Notice of Changes.  Borrower will notify Lender, at least thirty (30) days prior to any such event, of any change in Borrower's exact legal name, any change in its place(s) of business or location(s) as set forth below or its establishment of any new place of business or location.

          (c)      Additional Assurances.  At Lender's request, Borrower at its expense will promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Lender may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender's security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Lender in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Lender and filing the same in all public offices and jurisdictions wherever and whenever requested by Lender (including without limitation upon the occurrence of any event referred to in paragraph (b) above).  Moreover, Borrower appoints Lender and its agents and designees, as Borrower's attorney-in-fact, to execute in Borrower's name and behalf any UCC financing statements or amendments thereto for any of the foregoing purposes, which power is coupled with an interest, and irrevocable, until all Obligations have been paid in full.  Borrower releases Lender and its officers, employees, agents and designees from any liability arising from any act or acts in connection with such action(s) or in furtherance thereof, whether of admission or omission and whether based on any error of judgment or mistake of law or fact.

          (d)      Payments by Lender.  In its sole discretion, Lender may: (i) discharge Liens levied or placed on Collateral; and (ii) pay for insurance of Borrower on the Collateral that Borrower fails to pay or the maintenance and preservation thereof.  Any amount so paid, deposited or reserved for shall constitute a Loan for all purposes hereunder payable on demand.  Nothing herein shall be deemed to obligate Lender to do any of the foregoing and the making of any one or more such payments, deposits or reserves shall not constitute an agreement by Lender to take any further or similar action or a waiver of any right of Lender hereunder.

          (e)      Access to Records.  Borrower will at all times keep accurate records of the Collateral and will permit Lender or its agents or representatives at any reasonable time from time to time and, in any event, at Borrower’s expense to visit Borrower's place(s) of business, without hindrance or delay, to inspect the Collateral and examine, check, audit and make copies and abstracts from Borrower's records and books of account; to remove and make copies of any of such books and records; and to discuss with any of Borrower's appropriate directors, officers, employees, accountants and other agents or representatives the Collateral and Borrower's general financial condition, business and affairs.

          (f)       Continuing Security Interest.  In the event of the sale, exchange or disposition of any of the Collateral or any interest therein (and no such sale, exchange or other disposition is hereby authorized or consented to), Lender's security interest shall nevertheless continue in such Collateral (including without limitation all Proceeds, cash and non-cash) notwithstanding such sale, exchange or other disposition; all of said Proceeds shall remain Collateral hereunder and shall be transferred and paid over to Lender immediately, and shall be applied at Lender's option to the payment of Obligations; and Lender's receipt of any such Proceeds shall not be deemed or construed to be an authorization of or consent to any such sale, exchange or other disposition.

          9.       EVENTS OF DEFAULT.  The Loans are payable ON DEMAND.  Without limiting the Lender’s right to demand payment of the Loans at any time, the Lender may elect to demand payment upon the occurrence of any of the following events (the “Events of Default”):

          (a)      failure by Borrower to pay any principal, interest or other amount due hereunder or on account of the Loans, within five (5) days of the date when due;

          (b)      failure by Borrower to perform or discharge, observe or comply with any of its covenants or agreements set forth herein or in the Loan Documents, or any other Obligation, in accordance with the terms thereof;

          (c)      any representation, warranty or statement of Borrower to Lender in connection with any Obligation is found to have been false or misleading in any material respect as of the time when made;

          (d)      occurrence of any event of default as defined in any other instrument evidencing or governing Indebtedness of Borrower (other than Obligations) now or hereafter outstanding; or any event or condition which causes any holder of such Indebtedness to accelerate its maturity;

          (e)      Borrower's liquidation, termination, dissolution or ceasing to carry on actively any substantial part of its current business;

          (f)       commencement by Borrower of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in an involuntary proceeding against it; or Borrower shall generally not be paying its debts as they become due or admit in writing its inability to do so; or an assignment for the benefit of, or the offering to or entering into by Borrower of any composition, extension, reorganization or other agreement or arrangement with, its creditors;

          (g)      commencement of an involuntary proceeding against Borrower seeking relief with respect to it or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets, which proceeding is not dismissed or stayed within sixty (60) days;

          (h)      attachment of any Lien upon the Collateral;

          (i)       entry of any court order which enjoins, restrains, or in any way prevents Borrower from conducting all or any substantial part of its business.

          Borrower acknowledges and agrees that each and every Event of Default described above shall be of equal weight and significance, and equally and fully shall allow Lender to exercise its rights and remedies hereunder.  Borrower acknowledges and agrees that each such Event of Default has been a material inducement for Lender to enter into this Agreement and that Lender would be irreparably harmed if Lender, in any way, were unable to exercise its rights and remedies on the basis that certain Events of Default (for example, Events of Default not relating to payment) were of less weight or significance than certain other Events of Default (for example, Events of Default relating to payment).

          10.     RIGHTS AND REMEDIES.  After DEMAND or the occurrence of an Event of Default:

          (a)      Acceleration.  Lender may by notice to Borrower decline to make any or all further Loans hereunder and terminate all its commitments hereunder; Lender may by notice to Borrower accelerate the payment of all Obligations and demand payment thereof (provided that no such notice shall be required if the Event of Default is under Sections 9(f), (g), or (h));  Lender may proceed to enforce payment of any of the foregoing and shall have and may exercise any and all rights under the Uniform Commercial Code or which are afforded to Lender herein or otherwise;

          (b)      Powers.  Lender is not obligated to exercise Lender's powers granted herein, but if it does, Lender shall not be accountable for more than Lender actually receives as a result of exercising the power Borrower has granted, nor will Lender be liable to Borrower except for actual willful misconduct.  All powers conferred under this agreement, being coupled with an interest, are irrevocable.  Upon and after notification to Borrower, Borrower shall hold any proceeds and collections of any of the collateral in trust for Lender and shall not commingle such proceeds or collections with any other of Borrower's funds, and Borrower shall deliver all such proceeds to Lender immediately upon Borrower's receipt thereof in the identical form received and duly endorsed or assigned to Lender.

          (c)      Disposition of Collateral.  Lender may sell, lease or otherwise dispose of and deliver any or all Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable in its sole discretion.  Any  requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth herein at least ten (10) days before the time of sale or other disposition.  Lender may be the purchaser at any such sale, if it is public, and in such event Lender shall have all rights of a good faith, bona fide purchaser for value from a secured party after default.  The proceeds of any sale may be applied (in whatever order and manner Lender elects in its sole discretion) to all costs and expenses of sale (including without limitation reasonable attorneys' fees and disbursements) and to the payment of Obligations, and any remaining proceeds shall be applied in accordance with Article 9, Part 5, of the Uniform Commercial Code.  Borrower shall remain liable to Lender for any deficiency.

          11.     INDEMNIFICATION, ETC.

          (a)      Payment of Expenses.  Borrower agrees to pay Lender on demand any and all reasonable costs, expenses, losses, claims, damages, liabilities, penalties, suits, judgments or disbursements of any nature (including without limitation reasonable attorneys' fees and disbursements and appraisal costs) which may be incurred by, imposed on or asserted against Lender in connection with: preparation of this Agreement, documents relating hereto; all other amendments, modifications or waivers hereof; taxes and other governmental charges payable by reason of this Agreement, documents and filings relating hereto and Collateral (excluding income and franchise taxes payable by Lender); exercise of Lender's rights with respect to Collateral hereunder or otherwise; any exercise of Lender's right of acceleration; any enforcement, collection or other proceedings with respect to the Obligations or from any negotiations or other measures to preserve Lender's rights hereunder; any investigative, administrative or judicial proceeding (whether or not Lender is designated as a party thereto) relating to or arising out of this Agreement; or any bankruptcy, insolvency or other similar proceedings relating to Borrower.

          (b)      Authority for Loan Requests.  Lender shall be authorized to make Loans hereunder upon the oral or written request in the name of Borrower of the Person executing this Agreement on Borrower's behalf; the Person(s) from time to time holding the offices of President, Vice President or Treasurer of Borrower, and such other Persons as Borrower may from time to time designate in appropriate documents delivered to Lender (including without limitation certificates of resolutions as requested by Lender).  All such Loans shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.  Lender shall further be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s), and with respect to all legal matters shall be entitled to rely on advice of legal counsel.

          12.     CONDITIONS PRECEDENT.

          Borrower acknowledges and agrees that Lender will not make any Loans hereunder or issue or caused to be issued any Letters of Credit or LC Guaranties, nor will Lender entertain any request from Borrower for Loans, Letters of Credit, or LC Guaranties hereunder, unless and until all of the following conditions have been satisfied and remain satisfied (whether as of the Closing Date or on any subsequent date when Borrower requests a Loan, Letter of Credit, or LC Guaranty):

          (a)      Representations and Warranties.  Borrower's representations and warranties contained herein shall be correct and complete in all material respects.

          (b)      Covenants.  Borrower shall be in compliance in all material respects with all covenants and agreements contained herein;

          (c)      No Events of Default.  There shall exist no Event of Default;

          (d)      Delivery of Documents.  Borrower shall have delivered, or caused to be delivered, to Lender the documents listed on Exhibit C and such other documents, instruments and agreements as Lender shall reasonably request in connection therewith, duly executed by all parties thereto other than Lender, and in form and substance reasonably satisfactory to Lender and Lender's counsel;

          (e)      Perfection of Security Interests.  Borrower shall have taken, or caused to be taken, all action that Lender requests in order to create and perfect Lender's Liens in the Collateral in all jurisdictions designated by Lender;

          (f)       Required Approvals.  Lender shall have received certified copies of all consents or approvals of any governmental authority or other person or entity which Lender reasonably determine are required in connection with the transactions contemplated by the Loan Documents.

          (g)      No Material Adverse Change.  There shall not have occurred any material adverse change in Borrower's business, assets, operations, prospects and financial condition, taken as a whole, or in the value of the Collateral, since the date of the last quarterly financial statements provided to Lender and Lender, at its option, shall have received a certificate signed by Borrower's chief financial officer to such effect.

          (h)      Proceedings.  All proceedings to be taken in connection with the transactions contemplated by the Loan Documents, and all documents contemplated in connection herewith, shall be satisfactory in form and substance to Lender and Lender's counsel.

          13.     MISCELLANEOUS PROVISIONS.

          (a)      Notices.  Unless otherwise specified herein, all other notices hereunder shall be in writing directed to the addresses shown at the beginning of this Agreement.  Written notices and communications shall be effective and shall be deemed received on the day when delivered by hand or sent by facsimile transmission; on the next day, if by commercial overnight courier; and on the third day, if by registered or certified mail, postage prepaid.

          (b)      No Waiver.  No failure to exercise and no delay in exercising, on the part of Lender, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy.  Waiver by Lender of any right or remedy on any one occasion shall not be construed as a bar to or waiver thereof or of any other right or remedy on any future occasion.  Without limiting the generality of the foregoing, Borrower expressly agrees that no failure by Lender to detect or to communicate with Borrower or take action in response to any failure by Borrower to perform or observe any Obligation shall operate as a waiver of any right or remedy of Lender.  Any waivers by Lender must be in writing and no officer, agent, or employee of the Lender is authorized to grant any oral waiver.  Lender's rights and remedies hereunder, under any agreement or instrument supplemental hereto or under any other agreement or instrument shall be cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          (c)      Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective successors and assigns; PROVIDED THAT Borrower may not assign or transfer any rights or Obligations hereunder without Lender's prior written consent.  Borrower acknowledges that Lender may, from time to time, sell participation interests in the loans and Borrower's obligations hereunder and/or assign its rights and obligations hereunder to third parties, on such terms and conditions as Lender may determine, in its sole discretion, and Borrower specifically consents thereto.

          (d)      Headings; Severability; Integration.  The headings contained herein are for convenience only and shall not affect the construction hereof.  If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, to the fullest extent permitted by applicable law, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).  This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereof.

          (e)      Term.  This Agreement shall continue in full force and effect so long as any of the Obligations or any LC Amount remains outstanding or has not been fully and finally paid, performed or satisfied.

          (f)       Waiver of Remedies.  Borrower acknowledges that the transactions contemplated hereby are commercial transactions and waives, to the fullest extent it may do so under applicable law, such rights as it may have or hereafter have to notices and/or hearings under applicable federal or state laws relating to exercise of any of Lender's rights, including without limitation the right to deprive Borrower of or affect its use, possession or enjoyment of property prior to rendition of a final judgment against Borrower.

          14.     GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

          (a)      Governing Law.  This Agreement shall take effect as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to its conflict of laws rules).

          (b)      Jurisdiction.  Borrower irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement and agrees that such courts shall have exclusive jurisdiction over any suit, action or proceeding against Lender.  Borrower irrevocably waives, to the fullest extent it may do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

          (c)      WAIVER OF JURY TRIAL.  BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Borrower hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury.  Borrower acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver.  Borrower acknowledges that it has read the provisions of this Agreement and in particular, this §14; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this §14 in particular; and makes the above waiver knowingly, voluntarily and intentionally.

          Executed as an instrument under seal on the date set forth above.

ASECO CORPORATION
By: /s/ Jeffrey S. Mathiesen
Name:	Jeffrey S. Mathiesen
Title:	Vice President of Finance
Address of Chief Executive Office:
2340 West County Road C
St. Paul, Minnesota 55113
CITIZENS BANK OF MASSACHUSETTS
By: /s/ Nathan E. Pusey
Name:	Nathan E. Pusey
Title:	Vice President / Commercial Lending

EXHIBIT A

DEMAND LINE OF CREDIT NOTE

$1,000,000.00	Boston, Massachusetts December 18, 2000

1.       Promise To Pay.

FOR VALUE RECEIVED, ASECO CORPORATION, a Minnesota corporation, having an address at 2340 West County Road C, St. Paul, Minnesota  55113 (“Borrower”), promises to pay to the order of CITIZENS BANK OF MASSACHUSETTS, a Massachusetts banking corporation, having an address at 28 State Street, Boston, MA 02108 (“Lender”), ON DEMAND, the principal sum of ONE MILLION ($1,000,000.00) DOLLARS, or so much thereof as may be advanced, with interest thereon, or on the amount thereof from time to time outstanding, to be computed, as hereinafter provided, on each advance from the date of its disbursement until such principal sum shall be fully paid.  Interest shall be payable in installments as set forth in Section 4 below.  The total principal sum, or the amount thereof outstanding, together with any accrued but unpaid interest, shall be due and payable in full on the earlier of (a) the Lender making demand hereunder; or (b) September 30, 2001, subject to acceleration in accordance with, the Loan Agreement pursuant to which this Note has been issued.

2.       Loan Agreement.

This Note is issued pursuant to the terms, provisions and conditions of an agreement captioned “Demand Loan and Security Agreement” (the “Loan Agreement”) dated as of the date hereof between Borrower and  Lender, as amended from time to time, and evidences the Loans made pursuant thereto.  Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

3.       Interest Rates.

3.1.	Borrower's Options. Principal amounts outstanding hereunder shall bear interest at the following rates, at Borrower's selection, subject to the conditions and limitations provided for in this Note: (i) Variable Rate or (ii) Eurodollar Rate.

3.1.1.	Selection To Be Made. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Note, by giving Lender a Notice of Rate Selection: (i) prior to each Loan Advance, (ii) prior to the end of each Interest Period applicable to a Eurodollar Advance, or (iii) on any Business Day on which Borrower desires to convert an outstanding Variable Rate Advance to a Eurodollar Rate Advance.

3.1.2.	Notice. A “Notice of Rate Selection” shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an Authorized Representative of Borrower which: (i) is irrevocable with respect to the interest rate, amount, and interest period selected; (ii) is received by Lender not later than 10:00 o'clock A.M. Eastern Time: (a) if a Eurodollar Rate is selected, at least three (3) Business Days prior to the first day of the Interest Period to which such selection is to apply, (b) if a Variable Rate is selected, on the first day of the Interest Period to which it applies; and (iii) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each Eurodollar Advance.

3.1.3.	If No Notice. If Borrower fails to select an interest rate option in accordance with the foregoing prior to a Loan Advance, or prior to the last day of the applicable Interest Period of an outstanding Eurodollar Advance, or if a Eurodollar Advance is not available, any new Loan Advance made shall be deemed to be a Variable Rate Advance, and on the last day of the applicable Interest Period all outstanding principal amounts shall be deemed converted to a Variable Rate Advance.

3.2.	Telephonic Notice. Without any way limiting Borrower's obligation to confirm in writing any telephonic notice, Lender may act without liability upon the basis of telephonic notice believed by Lender in good faith to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Lender's record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

3.3.	Limits On Options; One Selection Per Month. Each Eurodollar Advance shall be in a minimum amount of $250,000.00. At no time shall there be outstanding a total of more than two (2) Eurodollar Rate Advances combined at any time. If Borrower shall make more than one (1) interest rate selection in any thirty (30) day period, excluding conversions of outstanding advances made at the end of an applicable Interest Period of any previously outstanding Eurodollar Advance, Lender may impose and Borrower shall pay a reasonable processing fee for each such additional selection.

4.       Payment of Interest and Principal.

4.1.	Payment and Calculation of Interest. All interest shall be: (a) payable in arrears on the first day of each month (with respect to Variable Rate Advances) or on the last day of each Interest Period but no less frequently than monthly, on the first day of each month (with respect to Eurodollar Advances), until the principal together with all interest and other charges payable with respect to the Loan Advances shall be fully paid; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Variable Rate payable under this Note. Interest at the Eurodollar Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.

4.2.	Prepayment. The Loan Advances or any portion thereof may be prepaid in full or in part at any time without premium or penalty with respect to Variable Rate Advances and, with respect to Eurodollar Advances subject to a make-whole provision and upon payment of a Yield-Maintenance Fee.

4.3.	Demand or Maturity. On the earlier of: (a) the Lender making demand hereunder; or (b) September 30, 2001, subject to acceleration in accordance with, the Loan Agreement pursuant to which this Note has been issued, all accrued interest, principal and other charges due with respect to the Loan Advances shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall continue to bear interest at the default rate specified in the Loan Agreement until so paid.

4.4.	Default Rate. After the earliest to occur of the Lender making demand hereunder or maturity (whether by acceleration after default or otherwise), interest shall be payable on the unpaid principal balance from time to time outstanding at a rate per annum equal to the interest rate applicable hereunder plus three percent (3%), until fully paid.

4.5.	Make Whole Provision. Borrower shall pay to Lender, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the reasonable judgment of Lender (in the absence of manifest error), compensate Lender for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a Eurodollar Advance on a date other than the last day of the applicable Interest Period of a Eurodollar Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Eurodollar Advance to a Variable Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan Advance which was to have borne interest at the Eurodollar Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by Lender to fulfill Lender's obligations to fund), or (iv) the failure of Borrower to borrow in accordance with any request submitted by it for a Eurodollar Advance. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred plus, in any event, but without duplication, a Yield Maintenance Fee. The Yield Maintenance Fee shall be an amount equal to the product of: (a) the amount so prepaid, converted, not advanced or not borrowed, as the case may be, multiplied by (b) the difference between the Eurodollar Rate then in effect, or which would have been in effect (computed separately for each outstanding maturity or installment), and the Treasury Rate in effect on the date of the occurrence (computed separately for each outstanding maturity or installment), which product shall be multiplied by (c) a fraction, the numerator of which is the number of days from the date of occurrence to the last day of the applicable Interest Period (or, if applicable, each Interest Period) and the denominator of which is 360 days; however, if or to the extent that the applicable Eurodollar Rate for the applicable Interest Period (computed separately for each maturity or installment) is equal to or less than the Treasury Rate, no Yield Maintenance Fee shall be payable.

4.6.	Late Charge. Any payment not paid within ten (10) days after the date such payment is due shall be subject to a late fee equal to five percent (5%) of the amount overdue.

5.       Certain Definitions and Provisions Relating To Interest Rate.

5.1.	Adjusted LIBO Rate. The Term “Adjusted LIBO Rate” means for each Interest Period the rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period, by (ii) a percentage equal to one hundred percent (100%) minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Lender (or of any subsequent holder of this Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.

5.2.	Banking Day. The term “Banking Day” means a day on which banks are not required or authorized by law to close in the city in which Lender's principal office is situated.
5.3.	Business Day; Same Calendar Month. The term “Business Day” means any Banking Day and, if the applicable Business Day relates to the selection or determination of any Eurodollar Rate, any London Banking Day. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to Eurodollar Advances, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

5.4.	Dollars. The term “Dollars” or “$” means lawful money of the United States.
5.5.	Eurodollar Advance. The term “Eurodollar Advance” means any principal outstanding under this Note which pursuant to this Note bears interest at the Eurodollar Rate.
5.6.	Eurodollar Rate. The term “Eurodollar Rate” means the per annum rate equal to the Adjusted LIBO Rate plus one and one-half percent (1.5%).
5.7.	Interest Period.
5.7.1	The term “Interest Period” means with respect to each Eurodollar Advance: a period of one (1), two (2), or three (3) consecutive months, subject to availability, as selected, or deemed selected, by Borrower at least three (3) Business Days prior to a Loan Advance, or if an advance is already outstanding, at least three (3) Business Days prior to the end of the current Interest Period. Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the first, second, or third month thereafter, as applicable. Provided, however: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

	5.7.2	The term “Interest Period” shall mean with respect to each Variable Rate Advance consecutive periods of one (1) day each.
	5.7.3	No Interest Period may be selected which would end beyond the Maturity Date. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to a Eurodollar Advance.

5.8.	LIBO Rate. The term “LIBO Rate” means, with respect to each Interest Period, the rate of interest, expressed as an annual rate, equal to the simple average, rounded up to the nearest 1/16 of 1%, of the rates shown on the display referred to as the “Telerate Page 3750” (or any display substituted therefor) of the Dow Jones Telerate Service as being the respective rates at which deposits in Dollars would be offered by the principal London offices of each of the banks named thereon to major banks in the London interbank market at approximately 11:00 A.M. (London time) on the second London Banking Day before the first day of such Interest Period for a period substantially coextensive with such Interest Period

5.9.	Loan Advance. The term “Loan Advance” means any Loan made under the Loan Agreement.
5.10.	London Banking Day. The term “London Banking Day” means any day on which dealings in deposits in Dollars are transacted in the London interbank market.
5.11.	Maturity Date. The term “Maturity Date” means September 30, 2001, or in any instance, upon acceleration of the Loans, if the Loans have been accelerated by Lender upon an Event of Default.
5.12.	Present Value. The term “Present Value” means the value at the applicable maturity discounted to the date of prepayment using the Treasury Rate.
5.13.	Prime Rate. The term “Prime Rate” means the per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

5.14.	Treasury Rate. The term “Treasury Rate” means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as reasonably determined by Lender) the amount (i) approximately comparable to the portion of the Loan Advance to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

5.15.	Variable Rate. The term “Variable Rate” means a per annum rate equal at all times to the Prime Rate, with changes therein to be effective simultaneously with any change in the Prime Rate.
5.16.	Variable Rate Advance. The term “Variable Rate Advance” means any principal amount outstanding under this Note which pursuant to this Note bears interest at the Variable Rate

6.       Additional Provisions Related to Interest Rate Selection.

6.1	Increased Costs. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of Eurodollar Rate) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Advances, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, with respect to all or any portion of the Loan Advances, or any corporation controlling Lender, on account thereof, then Borrower from time to time shall, upon written demand by Lender made within ninety (90) days of such increase in cost, pay Lender additional amounts sufficient to indemnify Lender against the increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

6.2.	Illegality. Notwithstanding any other provision of this Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Lender to make or maintain Eurodollar Advances or to continue to fund or maintain Eurodollar Advances then, on written notice thereof and demand by Lender to Borrower, (a) the obligation of Lender to make Eurodollar Advances and to convert or continue any Loan Advances as Eurodollar Advances shall terminate and (b) Borrower shall convert all principal outstanding under this Note into Variable Rate Advances.

6.3.	Additional Eurodollar Conditions. The selection by Borrower of a Eurodollar Rate and the maintenance of Loan Advances at such rate shall be subject to the following additional terms and conditions:
	(i)	Availability. If, before or after Borrower has selected to take or maintain a Eurodollar Advance, Lender notifies Borrower that:
		(A)	dollar deposits in the amount and for the maturity requested are not available to Lender in the London interbank market at the rate specified in the definition of LIBO Rate set forth above, or
		(B)	reasonable means do not exist for Lender to determine the Eurodollar Rate for the amounts and maturity requested, then the principal which would have been a Eurodollar Advance shall be a Variable Rate Advance.
	(ii)	Payments Net of Taxes. All payments and prepayments of principal and interest under this Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to a Eurodollar Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

6.4.	Variable Rate Advances. Each Variable Rate Advance shall continue as a Variable Rate Advance until the Maturity Date or the date on which the Lender makes demand hereunder, which ever is earlier, unless sooner converted, in whole or in part, to a Eurodollar Rate Advance, subject to the limitations and conditions set forth in this Note.

6.5.	Conversion of Other Advances. At the end of each applicable Interest Period, the applicable Eurodollar Rate Advance shall be converted to a Variable Rate Advance unless Borrower selects another option in accordance with the provisions of this Note.

7.       Acceleration; Event of Default.

At the option of the holder, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence, upon the occurrence at any time of any Event of Default as defined in the Loan Agreement.

8.       Certain Waivers, Consents and Agreements.

Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby:  (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or in connection with the Loan Agreement, or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in the Loan Agreement, or any of the other Loan Documents, shall be found to be unenforceable in full or to any extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby; (e) subject to the terms of the Loan Agreement, agrees to pay all costs and expenses incurred by Lender or any other holder of this Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, for the implementation of the Loans evidenced hereby, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Note, the Loan Agreement, and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Note and for such Loan Agreement, or any one or more of the other Loan Documents.

9.       Delay Not A Bar.

No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or by the Loan Agreement, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

10.     Partial Invalidity.

The invalidity or unenforceability of any provision hereof, of the Loan Agreement, of the other Loan Documents, or of any other instrument, agreement or document now or hereafter executed in connection with the Loan Agreement made pursuant hereto and thereto shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

11.     Compliance With Usury Laws.

All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower and Lender.

12.     Waiver of Jury Trial.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN ADVANCES.

13.     No Oral Change.

This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought.  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

14.     Rights of the Holder.

This Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof.  Wherever the context permits each reference to the term “holder” herein shall mean and refer to Lender or the then subsequent holder of this Note.

          IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set forth above as a sealed instrument.

ASECO CORPORATION

By:	/s/ Jeffrey S. Mathiesen
Name:	Jeffrey S. Mathiesen
Vice President of Finance

EXHIBIT B

PLEDGE AND SECURITY AGREEMENT
(Certificate of Deposit)

        PLEDGE AND SECURITY AGREEMENT dated as of December 18, 2000 made by Aseco Corporation, a Minnesota corporation (the "Pledgor"), in favor of Citizens Bank of Massachusetts, a Massachusetts banking corporation ("Lender").  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in that certain Demand Loan Agreement dated as of even date herewith between the Pledgor and the Lender.  In consideration of the agreement of the Lender to extend credit or other financial accommodations to the Pledgor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of any and all loans, advances, and extensions of credit now or hereafter made or extended by Lender to, for the account of or on behalf of the Pledgor, the Pledgor hereby agrees for the benefit of the Lender as follows:

        1.       Pledge.  As collateral security for the prompt and complete payment and performance when due of all of the Obligations (as defined herein), the Pledgor hereby pledges, hypothecates, assigns, transfers and delivers to Lender and does hereby grant to Lender a continuing security interest in and first priority lien on the Collateral (as defined herein).

        2.       Collateral.

                  (a)      The term "Collateral" shall mean and include the following: (a) certificate of deposit no. 1162394874 issued by Citizens Bank of Massachusetts and all certificates of deposit issued upon expiration thereof as a result of a roll-over thereof (the “CD”); (b) any and all moneys, securities and other property of the Pledgor, which are the proceeds thereof, now or hereinafter held or received by or in transit to the Lender or any such affiliate from or for the Pledgor, whether for safekeeping, custody, pledge, transmission, collection or otherwise; (c) all income now or hereafter earned therefrom and all investments now or hereafter made therewith; and (d) all proceeds and products of any one or more of the foregoing whether now existing or arising at any time in the future.

                  (b)      So long as (i) the Lender has not made demand under the Loan Agreement; (ii) no Event of Default has occurred, or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default; and (iii) the Maturity Date (as defined in the Demand Line of Credit Note dated as of even date herewith by the Pledgor in favor of the Lender) has not occurred, the Lender, if the Lender is in possession of the CD and receives interest, may release interest earned and paid on the CD to the Pledgor, so long as the principal amount of the CD held by the Lender is at least equal to the greater of (A) One Million Dollars ($1,000,000.00); or (B) the amount of the Obligations.

        3.       Obligations.  The term "Obligations" shall mean all obligations of the Pledgor to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, joint or several, liquidated or unliquidated.

        4.       Warranties and Representations.  Pledgor warrants and represents to, and agrees with, Lender that:

                  (a)      Pledgor is (at the time Pledgor acquires an interest in the Collateral) and shall be the owner of the Collateral free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever (except in favor of Lender);

                  (b)      Pledgor has the full right, power and authority to pledge the Collateral and to grant the security interest in the Collateral as herein provided;

                  (c)      the execution, delivery and performance of this Pledge and Security Agreement by the Pledgor will not result in the violation of any mortgage, indenture, material contract, instrument, material agreement, judgment, decree, order, statute, rule or regulation to which the Pledgor is subject or by which it or any of its property is bound;

                  (d)      Pledgor shall not suffer or permit any lien or encumbrance to exist on or with respect to the Collateral except in favor of Lender;

                  (e)      this Agreement constitutes the legal, valid and binding obligation of the Pledgor in accordance with the terms hereof and has been duly authorized, executed and delivered; and

                  (f)       there is no material litigation or administrative proceeding now pending or to the best of the Pledgor's knowledge threatened against the Pledgor which if adversely decided would materially affect the ability of the Pledgor to pay or perform its obligations hereunder.

        5.       Unconditional Obligations.  Pledgor hereby consents to the extension, renewal, amendment, modification or recasting from time to time of the Obligations, or of any instrument, document or agreement evidencing or securing any of the same, and Pledgor specifically waives any notice of the creation or existence of any of such Obligations and of any such extension, renewal, amendment, modification or recasting.  Pledgor also agrees that the Lender may enforce its rights as against Pledgor, the Collateral, or as against any other party liable for the Obligations, or as against any other collateral given for any of the Obligations, in any order or in such combination as the Lender may in its sole discretion determine, and Pledgor hereby expressly waives all suretyship defenses and defenses in the nature thereof, agrees to the release or substitution of any Collateral or otherwise, waives any defense based upon the invalidity or unenforceability of any other document or agreement evidencing any of the Obligations of Pledgor to Lender.

        6.       Defaults; Remedies.  Upon Pledgor's failure to pay or perform any of its obligations hereunder or under any of the documents evidencing the Obligations when due, or upon the occurrence of a default or Event of Default as defined in any of such documents, the Lender may, at its option, from time to time, and notwithstanding any waiver or condonation at that time or at any other time, exercise any one or more of the rights and remedies of a secured party afforded by the Uniform Commercial Code, as from time to time in effect in the Commonwealth of Massachusetts, or afforded by the other statutory or decisional law of the Commonwealth of Massachusetts, or granted to the Lender under the terms of this Agreement or any other document evidencing or securing the Obligations, and Lender is hereby authorized to redeem the Collateral and apply the proceeds thereof, net of any penalties, to the outstanding Obligations.  Without limiting the generality of the foregoing, the Pledgor expressly agrees that in any such event, the Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or on the Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize on the Collateral, or any part thereof, and forthwith sell, assign, give option or options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more units, parcels, or lots at one or more public or private sales, at any of the Lender's offices or elsewhere, on such terms and conditions as it may deem advisable and at such prices as it may deem appropriate, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Lender upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold.  Any purchaser at any such sale or sales shall acquire the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights, redemptions, stays and appraisal rights which Pledgor now has, or may at any time in the future have, under any rule of law or statute now existing or hereafter enacted.   The net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Lender hereunder, including reasonable attorneys' fees and legal expenses, shall be applied to the payment of the Obligations in such order as the Lender may determine, and, after all of the Obligations have been paid in full and after payment of any other amount required by any provision of law, including (without limitation) Section 9-504(1)(c) of the Uniform Commercial Code, the balance (if any) of such proceeds shall be remitted to the Pledgor or as otherwise required by a court of competent jurisdiction.  To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands against the Lender arising out of the retention or sale of the Collateral unless resulting from such Lender's willful misconduct.  The Pledgor agrees that the Lender need not give more than ten (10) days' notice (which notice shall be deemed given on the earlier of mailing or receipt) of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters.  No notification need be given to the Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition.  The Lender may, without notice or publication, adjourn any public or private sale, or cause such sale to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which such sale is so adjourned.  Pledgor shall remain liable for any deficiency if the net proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

        7.       Replacement Upon Expiration.  Not later than ten (10) days prior to the expiration of any certificate of deposit comprising a portion of the Collateral, Pledgor shall provide written instruction to Lender specifying the term of the certificate of deposit to be issued in replacement of the expiring certificate of deposit, and Lender will use reasonable efforts to obtain a certificate of deposit for such term.  In the event timely notice is not given by Pledgor, Lender is hereby authorized and directed by Pledgor to obtain a certificate of deposit for the same term as the expiring certificate at the then prevailing rates offered by the issuing institution.

        8.       Expenses.  Expenses of enforcing the Lender's rights hereunder including, but not limited to, preparation for sale, selling or the like and Lender's reasonable attorneys' fees and other expenses shall be payable by Pledgor and shall be secured hereby.

        9.       Lender's Obligations.  In no event shall the Lender be liable with respect to, or on account of, the Collateral, except for the safekeeping thereof; the Lender shall specifically have no obligation to enforce any rights under any instruments or documents which may be included in the Collateral; and Lender shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto.

        10.     Further Assurances.  Pledgor agrees to execute such other instruments as the Lender may deem reasonably necessary or desirable to effectuate the purposes of this Pledge and Security Agreement.

        11.     No Transfers of Collateral.  Pledgor agrees that until Pledgor is entitled to a return of the Collateral, or so much thereof as remains, it shall not, without the express prior written consent of the Lender, transfer the Collateral or any interest therein or enter into any agreement for the transfer of such Collateral, or permit or suffer any other liens, whether or not junior to the lien created hereby, to be created or to exist with respect to the Collateral.

        12.     No Wavier; Remedies Cumulative.  The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Lender and then only to the extent therein set forth.  A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Lender would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising, on the part of any Lender, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise or any other right, power or privilege.  The rights and remedies hereunder provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law.

        13.     Severability.  Any provision of this Pledge and Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14.     Notices.  Except as otherwise specified herein, all notices, requests, demands or other communications to or on the Pledgor or the Lender shall be in writing and shall be given or made to the party to which such notice is required or permitted to be given or made at the address set forth below or at such other address as any party hereto may hereafter specify to the other in writing, and (unless otherwise specified herein) shall be deemed delivered on receipt if delivered by hand or sent by facsimile transmission; on the next day, if by commercial overnight courier; and on the third day, if by registered or certified mail, postage prepaid.

        15.     Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Pledge and Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Lender and Pledgor.  This Pledge and Security Agreement and all obligations of the Pledgor hereunder shall be binding on the respective successors and assigns of the Pledgor and shall, together with the rights and remedies of the Lender hereunder, inure to the benefit of the Lender and its respective successors and assigns.  This Pledge and Security Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.

        16.     Jurisdiction; Waiver of Trial by Jury.  For purposes of any action or proceeding involving this Agreement, Pledgor hereby expressly submits to the jurisdiction of all federal and state courts located in the Commonwealth of Massachusetts and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens.  PLEDGOR AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

        This Pledge and Security Agreement has been executed and delivered as an instrument under seal as of the date first written above.

PLEDGOR:  ASECO CORPORATION
By:	/s/ Jeffrey S. Mathiesen
Name: Jeffrey S. Mathiesen
Title:
Address:
2340 West County Road C
St. Paul, Minnesota 55113

SCHEDULE I

DEFINITIONS

          "Collateral" means the Collateral, as defined in that certain Pledge and Security Agreement dated as of even date herewith by the Borrower in favor of the Lender.

          "Event of Default" means any event specified in Section 9 hereof.

          "GAAP" means generally accepted accounting principles, consistently applied.

          "Indebtedness" means (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a Person is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with GAAP, be classified as liabilities of such Person.

          “LC Amount” – at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

          “LC Guaranty” – any guaranty pursuant to which Lender or any affiliate of Lender shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

          “Letter of Credit” – any letter of credit issued by Lender or any of Lender’s affiliates for the account of the Borrower.

          "Lien" means any mortgage, pledge, assignment, lien, attachment, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention or capital lease agreement.

          “Line of Credit Note” means the Note executed and delivered by Borrower to Lender in the form of Exhibit A hereof, made to evidence the Loans.

          "Loan" or "Loans" has the meaning give in Section 2(a) hereof.

          "Loan Documents" means this Agreement, the Line of Credit Note, the Pledge and Security Agreement and any and all other agreements, instruments and documents relating to, evidencing or securing the Obligations.

          "Note" or "Notes" means (as the context permits) any or all notes evidencing the Loans.

          "Obligations" means all loans, advances, interest, fees, debts, liabilities, obligations (including without limitation contingent obligations under guarantees and letters of credit), agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower to or in favor of Lender, of every kind and description (whether or not evidenced by any note or other instrument; for the payment of money; arising out of the Loans, this Agreement or any other agreement between Lender and Borrower or any other instrument of Borrower in favor of Lender; arising out of or relating or similar to transactions described herein; or contemplated as of the Closing Date), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all interest, fees, charges, and amounts chargeable to Borrower under §11(a).

          "Person" means any individual, partnership, firm, association, business enterprise, trust, estate, company, joint venture, governmental authority, corporation or other entity.

          “Pledge Agreement” means the Pledge and Security Agreement executed and delivered by the Borrower to Lender in the form of Exhibit B hereto, made to secure payment of the Loans.

          "UCC" means the Uniform Commercial Code, as adopted in the Commonwealth of Massachusetts.